Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated February 3, 2004, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-117622) and related prospectus of Wise Metals Group LLC for the registration of Wise Metals Group LLC’s $150 million 10¼% Senior Secured Notes due 2012.

/s/ Ernst & Young LLP

Baltimore, Maryland

September 27, 2004